Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement of our report dated January 23, 2013, relating to the financial statements of Global Tech Solutions, Inc., and to the references to our Firm under the caption "Experts."

/s/ Kelly & Company

Kelly & Company
Costa Mesa, California
June 6, 2013